Exhibit 10.3

UPTIME HOSTING LLC HOSTING AGREEMENT

This Hosting Agreement (“Agreement”), made as of October 6, 2021 (“Effective Date”), is made by and between Uptime Hosting LLC (“Host”), a Florida limited liability company with its principal place of business located at 12301 NW 112 Ave Suite 112, Medley, FL 33178 and US Digital Mining and Hosting Co. LLC (“Client”), a Florida limited liability company with its principal place of business located at 1200 West Platt St. Suite 100, Tampa, FL 33606 (collectively “Parties”; individually “Party”).

Recitals

WHEREAS, Host primarily engages in the business of cryptocurrency mining and ancillary hosting services;

WHEREAS, Client engages in the business of cryptocurrency mining;

WHEREAS, Host seeks to provide certain cryptocurrency mining and hosting services to Client in exchange for equitable compensation; and

WHEREAS, Client seeks to utilize certain cryptocurrency mining and hosting services of Host;

NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, each intending to be legally bound hereby, agree to the provisions of this Agreement as follows:

Agreement

1.	Host Services.

1.1.

Services. Client has, or shall promptly, deliver the Digital Asset mining equipment listed in Exhibit A attached hereto (the “Client Equipment”) to Host. Host shall receive and test the Client Equipment, engage in cryptocurrency mining and operation of the Client Equipment, provide rack space allocation for the Client Equipment (“Client Space”), installation services, electrical power connection, cooling infrastructure, network connectivity, security, and technical support, as outlined in this Agreement (collectively, the “Services”), for the Term.

1.2.	Host Containers. Host may use modified pods designed or procured by Host (“Host Container”) for purposes of providing Services for the Client. Host may transfer the Client Equipment to Host Containers. In the event Client Equipment is delivered earlier than the date on which certain Host Containers may be deemed ready for hosting by the Host, Host may find other facilities to host such Client Equipment before the relevant Host Containers are deemed ready for hosting by the Host. Notwithstanding any contradictory terms in this Agreement, Host shall not be liable for any delays in providing the Host Containers, and the Host Containers shall remain the property of Host at all times. Host may move the Client Equipment to other properties without the prior written consent of Client upon written notice to Client. Nothing in this Subsection shall be construed to provide Client any ownership interest in any Host Container(s).

1.3.

Client Containers. Host may use pods provided by the Client (“Client Container”) for purposes of providing Services for the Client; provided, however, that all Client Containers must be approved in writing by the Host prior to delivery by Client. In the event Client Equipment is delivered earlier than the date on which certain Client Containers may be deemed ready for hosting by the Host, Host may find other facilities, pods, or containers to host such Client Equipment before the relevant Client Containers are deemed ready for hosting by the Host. Notwithstanding any contradictory terms in this Agreement, Client shall be solely liable for all shipping arrangements for the Client Containers, and the Host Containers shall remain the property of Client at all times. Host may move the Client Containers, including any Client Equipment, to other properties without the prior written consent of Client upon written notice to Client.

1.4.

Installation and Testing. Upon receipt of Client Equipment, Host shall perform commercially reasonable testing in accordance with Host’s equipment testing procedures and notify Client of any malfunctioning Client Equipment within thirty (30) business days. Host shall install all properly functioning Client Equipment in the Client Space within thirty (30) business days of testing such Client Equipment. Host shall not be liable for any defects or malfunctions in Client Equipment or for failing to identify any hidden defects during installation or testing.

1.5.	Commencement Date. Host shall commence the provision of Services on the Commencement Date which shall be either of:

1.5.1.	Thirty (30) calendar days after Host informs Client that Host is ready to receive the Client Equipment and receives such Client Equipment; or

1.5.2.	A date agreed to by the Parties in writing as stated in Exhibit A; provided, however, that Host may extend the agreed-upon Commencement Date by up to six (6) calendar months.

In any event, Host shall provide Client written notice that the provision of Services has commenced no later than seven (7) business days following such commencement.

1.6.

Maintenance. Host shall perform such maintenance actions as Host deems necessary or desirable with respect to the buildings and facilities owned or leased by Host in which the Client Space is located (“Data Center”) and maintain Host’s network (“Maintenance”). Client acknowledges and agrees that the performance of Maintenance may cause the network to be temporarily inaccessible and the Services unavailable to Client. Host shall use commercially reasonable efforts to conduct such Maintenance in a manner so as to avoid or minimize the unavailability of Services to Client Equipment. If Maintenance is planned or expected to interrupt the availability of Services, Host shall provide Client notice forty-eight (48) hours prior to conducting such maintenance via email, identifying the time and anticipated duration of the Maintenance. Notwithstanding the foregoing, Host may conduct emergency Maintenance without prior notice to Client; provided, however, that Host shall provide Client notice during or after such emergency Maintenance within a reasonable time. Host shall take commercially reasonable efforts to ensure that the Maintenance frequency shall not exceed three (3) occurrences (excluding emergency Maintenance) each calendar month and shall not exceed eight (8) hours per occurrence.

1.7.	Repair Work. Host shall monitor Client Equipment daily and shall, within three

(3) business days, contact Client if any Client Equipment is not fully operational. At Client’s request, Host shall perform diagnostic and repair work (“Repair Work”) on such Client Equipment. Host shall be the exclusive or top priority provider of Repair Work. Repair Work shall be billed in hourly increments, and billable services for such Repair Work shall include all time expended to diagnose problems, communicate and receive Client instructions, perform repairs, and report results. Repair Work shall be billed at the rate of fifty dollars per hour ($50.00/hr), excluding the cost of any materials or equipment supplied or purchased by Host; provided, however, that Host shall provide a quote to Client in advance and obtain the written consent of Client prior to the commencement of any Repair Work. Notwithstanding the foregoing, such quotes provided by Host may be subject to change. The response time for Repair Work shall be based upon the availability of resources at the time of Client’s request. Subject to the aforementioned notification and consent requirement, Client hereby authorizes Host to open and modify Client Equipment for Repair Work and acknowledges that such requests may void the warranty of the affected Client Equipment. Any hardware replacement determined necessary by Host shall be as agreed by the Parties prior to making additional purchases.

1.8.

Minimum Service Level. Except in the event of Maintenance, Client Equipment failure, Repair Work, and force majeure, each month, Host shall provide the Services to Client ninety percent (90%) of the time (“Minimum Service Level”). In the event Services are not provided at the Minimum Service Level for over seventy-two (72) hours, Client shall receive a credit equal and limited to a discount in proportion to the monthly rate for the amount of downtime beyond the Minimum Service Level (“Service Level Credit”). The Service Level Credit shall be applied in equal installments over the Client’s following two (2) calendar monthly payments. In the final two (2) calendar months of the term Host shall fully refund any Service Level Credit.

1.9.

Service Failures. Client accepts that Services may not be uninterrupted, error-free, or on a completely secure basis. Host shall have no obligation to credit Client any amount for any such failure in the event that Host fails to provide Service and Host determines in its reasonable judgment that such failure was the result of:

1.9.1.	Force majeure;

1.9.2.

Any actions or inactions of Client, including any activity under Client’s control or within the obligations undertaken by Client (including, without limitation, hacking, provision of inaccurate or corrupt data, use of the Services other than in accordance with the directions of Host, failure or inability of Client to receive Digital Assets, failure of the underlying software protocols of the Digital Asset networks, and problems in Client’s local environment); or

1.9.3.	Maintenance.

2.	Hosting Fee and Deposit.

2.1.

Hosting Fee.   The Hosting Fee shall be based on a price of $0.060 per kilowatt and will be billed to Client according to the actual electricity consumption generated. The Hosting Fee is an all-inclusive hosting price which covers all the hosting costs incurred by Host, including, without limitation, Internet usage fees and hosting management.

2.2.	Deposit. Client shall pay the first and last months’ Hosting Fee within three (3) calendar days of the Effective Date. Client shall also render payment for a security deposit, calculated as the equivalent of one calendar month’s Hosting Fee, within three (3) calendar days of the Effective Date. Host shall return the security deposit to Client within thirty (30) calendar days upon termination of the Agreement if not used by the Host.

3.	Invoices, Rates, and Payment Terms.

3.1.

Invoice. Host shall provide an invoice to Client stating all applicable Services rendered (including associated fees) and for any Repair Work provided under this Agreement. Host shall provide each invoice via email no later than five (5) business days following the end of each calendar month.

3.2.	Rates. Host shall invoice Client for all Services on a monthly basis as stated in this Agreement or as agreed to by the Parties in writing from time to time.

3.3.	Rate Changes. Host reserves the right to modify its rates:

3.3.1.	At the end of any Term, provided Host notifies Client at least thirty

(30) calendar days in advance of the effective date of such rate change;

3.3.2.

Upon a material and substantiated increase in any of Host’s operating costs, including, without limitation, power rates, facility leasing rates, tax rates, or increased regulatory compliance costs, but not within the first three (3) calendar months of any Term; or

3.3.3.

If there is sustained decrease of greater than fifty percent (50%) in the market rate of BTC following the Commencement Date for more than thirty (30) calendar days, in which event Host may consider lowering its rate.

3.4.

Payment Term. Client shall render full payment for all invoices within ten (10) calendar days of their receipt. The Parties agree that time shall be deemed of the essence in the payment of each invoice. If any invoice amount shall be due and unpaid on the fifteenth calendar day following such invoice’s applicable deadline (subject to a Disputed Invoice), the Host may redirect and utilize the Client Equipment for the Host’s benefit until such usage by the host equates to the amount owed by Client on the everyday exchange rate of Coinbase.

3.5.	Payment Currency and Taxes.

3.5.1.

Except for payments made in United States Dollars (or equivalent USDT), Host reserves the right to reject any payment, or require additional payment based on the conversion rate of such payment to United States Dollars (if applicable).

3.5.2.

Each Party shall be responsible for the taxes (including, without limitation, sales, use, transfer, privilege, excise, consumption, and other taxes), fees, duties, governmental assessments, impositions and levies that may be imposed or levied on it in connection with this Agreement and/or the provision of Services hereunder under applicable law.

3.6.

Disputed invoices. In the event Client disputes any Service or other charge listed in an invoice, Host must be notified of such dispute in writing within seven (7) calendar days of the invoice date, and Client shall render full payment for the remaining undisputed portion. Notices of disputes issued by Client more than seven (7) calendar days of the invoice date shall be paid in full first. Client waives the right to dispute an invoice amount after thirty (30) calendar days following the applicable invoice date. Host shall credit any disputed amounts resolved in favor of Client to Client’s account, and any disputed amounts resolved in favor of Host shall be paid within ten (10) calendar days of such resolution.

3.7.

Return of Client Mining Equipment. Upon Client’s request, and provided that Client is current on all amounts due to Host, Host shall return Client Equipment upon termination of the Agreement. Shipping and handling costs for such returns shall be paid by Client to Host in advance. Risk of loss during shipping shall be borne by Client. At Client’s direction and expense, Host will obtain insurance on behalf of Client for return shipping of the Client Equipment.

3.8.

Client Equipment Storage Fee. In the event this Agreement expires or is terminated and Client either maintains a deficiency in payment for Services rendered or does not arrange for the Client Equipment's return shipping, and Client does not cure such breach within thirty (30) calendar days of the date of expiration or termination of the Agreement, Host may assess a reasonable storage fee and deny Client access to the Client Equipment until such payment is rendered by Client in full.

3.9.

Client Equipment Forfeiture. In the event Client fails to cure such deficiency within ninety (90) calendar days of the date of expiration or termination of the Agreement, title over such Client Equipment as is needed to offset the outstanding balance of the deficiency shall transfer to Host. In such an event, Client shall have three (3) business days to pay the outstanding balance of the deficiency, with interest, in which case title to the Client Equipment previously transferred to Host shall revert to Client.

4.	Term and Termination.

4.1.

Term. The term of the Agreement shall begin on the Commencement Date and end on the date one (1) calendar year following of the Commencement Date (“Term”). At the end of the Term, unless either Party issues a written notice of non-renewal, this Agreement shall automatically renew for successive one (1) calendar year terms.

4.2.	Termination.

4.2.1.	Termination by Either Party. This Agreement may be terminated by either Party, at any time, without liability to the other Party, for any one or more of the following:

i.

The non-terminating Party breaches any material term of this Agreement and fails to cure such breach (if susceptible to cure) within thirty (30) calendar days after receipt of written notice of the same;

ii.

The non-terminating Party becomes the subject of a voluntary or involuntary proceeding relating to insolvency, bankruptcy, receivership, liquidation, or reorganization for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) calendar days of the filing thereof; or

iii.	A court or other government authority having jurisdiction over the Services prohibits Host from furnishing the Services to Client.

4.2.2.

Termination by Host. Host may terminate this Agreement if Client fails to pay any sum for Services when such payment is due (and such failure remains uncured for a period of thirty (30) calendar days).

5.	Representations and Warranties.

5.1.	Host Representations. Host represents and warrants to Client that:

1.	Host has full power and authority to enter into this Agreement and perform Host’s obligations hereunder;

2.	Host’s performance of its obligations hereunder will not violate any applicable laws or require the consent of any third party;

3.

The transaction herein meets the requirements of local laws, regulations, and industry norms of the jurisdiction of the Data Center and/or Client Space, and the content of this transaction with the Client is protected by any applicable laws.

4.	In the event Host provides any Services for Client Containers, Host shall be liable for the integrity and security of such Client Containers.
2.

No Other Host Warranties. The Services (including all materials supplied and used therewith) are provided “as is,” “where is”, and Client’s use of the Services is at Client’s own risk. Host does not make, and hereby disclaims, any and all representations and warranties, express or implied, whether in fact or by operation of law, statutory or otherwise, including, but not limited to, any representation or warranty regarding the price or liquidity of any Digital Asset, either now or in the future, warranties of merchantability, habitability, marketability, profitability, fitness for a particular purpose, suitability, noninfringement, title, or arising from a course of dealing, or trade practice.

3.	Client Representations. Client represents and warrants to Host that:

3.1.	Client has full power and authority to enter into this Agreement and perform Client’s obligations hereunder;

3.2.

Client will provide Client’s Bitcoin address to Host in compliance with Host’s Bitcoin address procedure. Client will verify that Host has correctly installed Client’s Bitcoin address and will immediately notify Host if there are any inaccuracies in Client’s Bitcoin address;

3.3.

Client will provide all end-user equipment, software, credentials, and/or related equipment that Client deems necessary or desirable for Client’s receipt of Digital Assets. Host does not provide, and Client shall hold Host harmless from, user or access security with respect to any of Client’s Equipment or the Data Center and shall be solely liable for user access security and network access to Client Equipment. Host will not provide any service to detect or identify any security breach of Client Equipment or the Data Center. Host will not provide any tests, tools, or techniques intended to gain unauthorized access to Client Equipment or Client’s personal property;

3.4.

Client will at all times comply with the laws, regulations and rules of any applicable governmental or regulatory authority, including, without limitation, Money Service Business regulations under the Financial Crimes Enforcement Network (“FinCen”); state money transmission laws; laws, regulations, and rules of relevant tax authorities; applicable regulations and guidance set forth by FinCEN; the Bank Secrecy Act of 1970; the USA PATRIOT Act of 2001; AML/CTF provisions as mandated by U.S. federal law and any other rules and regulations regarding AML/CTF; issuances from the Office of Foreign Assets Control (“OFAC”); the National Futures Association; the Financial Industry Regulatory Authority; and the Commodity Exchange Act;

3.5.

Client will not use the Services to store or transmit infringing, libelous, or otherwise unlawful or tortious material, or to store or transmit material in violation of third party privacy rights; use the Services to store or transmit Viruses; attempt to gain unauthorized access to any Service or its related systems or networks; permit direct or indirect access to or use of any Service in a way that circumvents a contractual usage limit; copy a Service or any part, feature, function, or user interface thereof except as permitted under this Agreement; or use the Services in relation to any act deemed unlawful. Client will use commercially reasonable efforts to prevent unauthorized access to or unauthorized use of the Services and shall notify Host promptly of any such unauthorized access of use. For purposes of this section, “Viruses” means any malicious data, code, program, or other internal component (e.g., computer worm, computer time bomb or similar component), which could damage, destroy, alter, or disrupt any computer program, firmware, or hardware, or which could, in any manner, reveal, damage, destroy, alter, or disrupt any data or other information accessed through or processed by the Service in any manner;

3.6.	Client has clear title, free and clear of all security interests or liens, to Client Equipment, including the legal right to use, operate and locate Client Equipment in the Data Center; and

3.7.	Client’s performance of its obligations hereunder and receipt of the Digital Assets will not violate any applicable laws or require the consent of any third party.

2.	Limitations of Liability and Indemnification.

2.1.

Digital Assets. Host does not own any Digital Assets or associated equipment and does not own the underlying software protocols of Digital Asset networks which govern the operation of such Digital Assets. Host is not responsible for the operation of the underlying protocols and makes no guarantees regarding their security, functionality, or availability. In no event shall Host be liable to Client or any other entity for any decision made or action taken by Client in reliance on, or in connection with the Services. This limitation on liability includes, without limitation, any damage or interruptions caused by any computer viruses, spyware, scamware, trojan horses, worms, or other malware that may affect Client’s computer or other equipment, or any phishing, spoofing, domain typosquatting or other attacks (collectively, “Hacking”), or force majeure. If this disclaimer of liability section is deemed to conflict with any other section of this Agreement, this disclaimer of liability section shall prevail and control to the extent of the conflict. For purposes of this Agreement, “Digital Asset” means any digital asset, cryptocurrency, virtual currency, digital currency, or digital commodity, including, without limitation, Bitcoin and Ether, which is based on the cryptographic protocol of a computer network that may be: centralized or decentralized; closed or open-source; or used as a medium of exchange and/or store of value.

2.2.

Information Security. Client understands and agrees that use of telecommunications and data communications networks and the Internet may not be secure and that connection to and transmission of data and information over the Internet and such facilities provides the opportunity for unauthorized access to wallets, computer systems, networks, and all data stored therein. Information and data transmitted through the Internet or stored on any equipment through which Internet information is transmitted may not remain confidential, and Host does not make any representation or warranty regarding privacy, security, authenticity, and non-corruption or destruction of any such information. Host does not warrant that the Services or Client’s use will be uninterrupted, error-free, or secure. Host shall not be responsible for any adverse consequence or loss whatsoever to Client’s (or its users‟ or subscribers‟) use of the Services or the Internet. Use of any information transmitted or obtained by Client from Host is at Client’s own risk. Host is not responsible for the accuracy or quality of information obtained through its network, including as a result of failure of performance, error, omission, interruption, corruption, deletion, defect, delay in operation or transmission, computer virus, communication line failure, theft or destruction or unauthorized access to, alteration of, or use of information or facilities, or malfunctioning of websites. Host does not control the transmission or flow of data to or from Host’s network and other portions of the Internet, including the Digital Asset networks. Such transmissions and/or flow depend in part on the performance of telecommunications and/or Internet services provided or controlled by third parties. At times, actions or inactions of such third parties may impair or disrupt Host or Client’s connections to the Services. Host does not represent or warrant that such events will not occur, and Host disclaims any and all liability resulting from or related to such acts or omissions. If Host suspects any security violations have occurred related to Client’s account or Digital Assets, Host may suspend access to Client’s account and hardware pending resolution.

2.3.

Consequential Damages. In no event will either Party be liable to the other for any type of incidental, special, exemplary, punitive, indirect or consequential damages, including, but not limited to, lost revenue, lost profits, replacement goods, loss of technology, rights or services, loss of data, or interruption or loss of use of service or equipment, even if such Party was advised of the possibility of such damages, and whether arising under theory of contract, tort, strict liability or otherwise.

2.4.

Damage to Client Equipment. Host shall not be responsible for any cosmetic damage or operation deficiency from Client Equipment, or Client Containers, not due to Host’s intentional acts or omissions, and Host shall not repair or reimburse the Client for any such damage without Host’s prior written consent.

6.5 Legal Processes. Host and its affiliates, service providers, and their respective officers, directors, agents, joint venturers, employees, and representatives may comply with any writ of attachment, execution, garnishment, tax levy, restraining order, subpoena, warrant or other legal process, which Host reasonably and in good faith believes to be valid. Host may notify Client of such process by electronic communication unless specifically ordered not to effect such notice. Host may charge Client for associated costs, in addition to any legal process fees. Client agrees to indemnify, defend, and hold Host harmless from all actions, claims, liabilities, losses, costs, attorney’s fees, or damages associated with Host’s compliance with any process that Host reasonably believes in good faith to be valid.

6.

Host Indemnification. In addition to any other applicable rights under this Agreement, Client agrees to indemnify, defend and hold harmless Host and its officers, managers, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively “Host Parties”) from any and all claims, demands, actions, suits, proceedings, and all damages, judgments, liabilities, losses, and expenses, including, but not limited to, reasonable attorneys‟ fees (“Losses”), arising from or relating to (a) any legal, regulatory or governmental action against or including Client, (b) the maintenance or operation of Client’s Equipment, (c) any Loss by any of Client, its officers, managers, partners, members, agents, employees, affiliates, attorneys, heirs, successors or assigns (collectively “Client Parties”), (d) any claim by an affiliate of the Client Parties, including a customer, relating to, or arising out of, this Agreement or the Services (including claims arising from or relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned Services), (e) any breach or nonperformance by Client Parties of any provision or covenant contained in this Agreement or the Services, or (f) any claim related to Hacking.

7.

Client Indemnification. The Host shall indemnify, defend and hold harmless the Client and its respective Affiliates, officers, directors, employees, agents, successors and assigns from and against any and all Indemnifiable Losses resulting from or arising out of: (a) any inaccuracy in or breach or non- performance of any of the Host's representations and warranties, or other covenants or agreements in this Agreement or any other transaction document by the Host, (b) the failure of the Host to perform or observe fully any covenant, agreement or other provision to be performed or observed by it pursuant to this agreement or any other transaction document, or (c) any other matters, things or events which give rise to any Indemnified Party suffering or incurring Indemnifiable Losses with respect to its or its Affiliates’ investments in the Client. If and to the extent that such indemnification is unenforceable for any reason, the Host will make the maximum contribution to the payment and satisfaction of such indemnified liabilities permissible under applicable Law.

2.	Confidentiality.

1.

Disclosure and Use. Each Party agrees that it will not use in any way, nor disclose to any third party, the other Party’s Confidential Information, and will take reasonable precautions to protect the confidentiality of such information, as stringently as it takes to protect its own Confidential Information, but in no case will the degree of care be less than reasonable care. Nothing herein shall preclude disclosure by a Party to that Party’s attorneys, accountants and employees who have a bona fide need to know the other Party’s Confidential Information in connection with the receiving Party’s performance under this Agreement. Each Party agrees to only make copies of the other’s Confidential Information for purposes consistent with this Agreement, and each Party shall maintain on any such copies a proprietary legend or notice as contained on the original or as the disclosing Party may request. For purposes of this Section 9.1, “Confidential Information” means information which:

1.1.

Derives actual or potential economic value from not being generally known to, and not available through proper means, by other persons who could obtain economic value from receipt or use of such information;

1.2.	Is the subject of reasonable efforts by its owner to maintain its confidentiality or secrecy; or

1.3.	Is by its nature confidential, trade secrets or otherwise proprietary to its owner.

Confidential information includes the terms and conditions of this Agreement, software source and object code, inventions, know-how, data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, configurations, plans, processes, financial and business plans, names of actual or potential clients or suppliers, Data Center configuration, and proprietary technology developed or created by Host, including Host’s operations, design, content, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, and documentation (both printed and electronic), know-how, trade secrets and any related intellectual property rights throughout the world, and any derivative works, improvements, enhancements or extensions thereof.

2.	Exclusions from Confidentiality Obligations. Notwithstanding the confidentiality obligations required herein, neither Party’s confidentiality obligations hereunder shall apply to information which:

2.1.	Is already known to the receiving Party (other than the terms of this Agreement); or

2.2.

Is required to be disclosed by Law, provided, however, if either Party is at any time requested or required to disclose any information supplied to it in connection with this Agreement, the Party agrees to provide the other Party with prompt notice of such request.

2.	Miscellaneous Provisions.

2.1.	Amendment. No provision of the Agreement may be amended, superseded, or otherwise modified unless the amendment or modification is agreed to in writing and signed by the Parties.

2.2.

Relocation of Client Equipment or Client Space. If it is necessary or desirable for Host’s efficient use of the Data Center to relocate the Client Equipment or Client Space to another area of the Data Center, the Parties shall cooperate in good faith to facilitate such relocation. Host shall be solely liable for the costs incurred in connection with any such relocation. Client shall be solely liable for costs incurred in connection with relocation made by Host at the request of Client. Host shall use commercially reasonable efforts to minimize and avoid any interruption in Services during such relocation.

2.3.

Force Majeure. In no event shall Host be responsible or liable for any failure or delay in the performance of its obligations arising out of the Agreement caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, pandemics and related health disasters, and interruptions, loss, local, state, or national government acts, delays or conflicts with shippers, or malfunctions of utilities, communications, or computer (software and hardware) services.

2.4.

Notice. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and addressed to either Party as set forth in this Section. All notices shall be delivered by internationally recognized overnight courier (with all fees prepaid) or electronic mail if adequate confirmation of receipt is provided. Except as otherwise provided in this Master Agreement, a notice is effective only if (i) the receiving Party has received the notice and (ii) the Party giving the notice has complied with the requirements of this Section. Notice is deemed received: in the case of internationally recognized overnight courier, the date and time the courier confirms delivery; or in the case of electronic mail, the date and time the recipient’s server receives the electronic mail. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

BIT5IVE LLC:	1201 NW 112 Ave Suite 112 MEDLEY, FL

Email: andrea@bit5ive.com / robert@bit5ive.com

Attention: Andrea Siles / Robert Collazo

US Digital Mining and Hosting Co. LLC:

1200 West Platt St. Suite 100

Tampa, FL 33606

Email: rduran@lmfunding.com Attention: Ryan Duran

2.5.

Non-Circumvention. Client agrees not to contact persons or entities introduced by Host without the prior written consent of Host. Furthermore, Client agrees that Client shall not utilize confidential information nor consummate any transaction, for fees or otherwise, with any entity (including such entity's affiliates and related entities) introduced by Host without providing compensation to Host in an amount deemed acceptable to Host at Host‘s sole discretion. The provisions of this Subsection shall apply during the term of this Agreement and for two (2) calendar years thereafter.

2.6.

Non-Solicitation. During the term of this Agreement, and for two (2) calendar years thereafter, Client shall not induce any employee or contractor of Host to leave Host’s employ or contractual relationship or hire any such employee or contractor without Host’s prior written consent. Notwithstanding, an employee or contractor shall not be deemed to have been solicited or as a result hired for employment or contract solely as a result of a general public advertisement or other such general solicitation of employment.

2.7.

Non-Disparagement. Each Party agrees to take no action which is intended, or would reasonably be expected, to harm the other Party or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other Party. Such actions include, without limitation, disparaging remarks, comments or statements that impugn the character, honesty, integrity, morality or business acumen or abilities in connection with any aspect of the operation of the other Party.

The provisions of this Section do not extend to statements made by either Party when compelled by an authority of law; provided, however, that the Party making such statement informs the other Party (unless explicitly ordered not to do so by such legal authority).

2.8.

Assignment. Neither the Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the non-assigning Party. Subject to the preceding sentence, Host may assign the Agreement to its affiliates, parent, subsidiaries, or successors-in-interest without Client’s consent via written notice to Client. Subject to the foregoing, the Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

2.9.

Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Parties relating to the subject matter hereof and supersede all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter.

2.10.

Severability. If any term or provision of the Agreement is held invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of the Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

2.11.

Waiver. No waiver by either Party of any breach by the other Party of any term or provision of the Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar term or provision at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under the Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

2.12.	Third Party Beneficiaries. There shall be no third-party beneficiaries to this Agreement.

2.13.

Governing Law. The Agreement and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, statute, or otherwise, are governed by, and construed in accordance with the laws of the State of Florida (including its statutes of limitations and choice of law statutes), without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

2.14.

Alternative Dispute Resolution. Unless the Parties agree otherwise in writing, in the event a dispute arises from, or related to, the terms or performance of the Agreement, the Parties shall engage in direct negotiation.

In the event such negotiations fail to amicably resolve any remaining dispute(s), the Parties shall proceed to binding arbitration before a single arbitrator of the American

Arbitration Association (“AAA”). In the event the Parties fail to agree on the identity of the arbitrator, the arbitrator shall be assigned to the Parties by the AAA.

Any arbitration shall be conducted in accordance with the AAA’s Commercial Arbitration Rules and Mediation Procedures.

Unless otherwise agreed to by the Parties in writing, the seat of arbitration shall be Miami, Florida.

The Parties shall bear their own dispute-related expenses.

2.15.	Jury Trial Waiver. To the full extent permitted by law, the Parties hereby expressly waive any and all right to a trial by jury on the issue to enforce any term or condition of the Agreement.

2.16.

Class Action Waiver. Any proceedings to resolve or litigate any dispute arising from the provisions of this Agreement will be conducted solely on an individual basis. Neither Party will seek to have any dispute heard as a class action, private attorney general action, or in any other proceeding in which either party acts or proposes to act in a representative capacity.

2.17.	Construction. The recitals and preamble are incorporated herein as if set forth at length.

2.18.

Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement via facsimile, electronic mail in portable document format (.pdf), or by any other electronic means shall have the same effect as delivery of an executed original of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Hosting Agreement as of Effective Date. The Company: UPTIME HOSTING LLC

By: Robert Collazo	Print Name

          /s/ Robert Collazo

Signature

           President

Title

The Buyer: US DIGITAL MINING AND HOSTING CO. LLC

By:  Richard Russell

Print Name

           /s/ Richard Russell

Signature

           Chief Financial Officer

Title

EXHIBIT A CLIENT EQUIPMENT

The following items shall constitute Client Equipment:

QTY	Description
5040	ASIC S19J Pro Bitmain Antminer, 100 th/s

The Commencement Date shall be April 2022.

ADDENDUM A

MINER ARRIVAL AND HOSTING PAYMENT SCHEDULE

Estimated miner arrival schedule:

Month	Apr-22	May-22	Jun-22	Jul-22	Aug-22	Sep-22
Miners Arriving	841	841	841	841	841	841
Total Miners Delivered	841	1682	2523	3364	4205	5046
Total MW Needed	3	6	9	12	15	18

Proposed Hosting payment schedule:

•

The Client shall pay the Company a non-refundable hosting deposit of forty three thousand eight hundred U.S. dollars ($43,800.00) for each of the eighteen (18) POD5IVE containers being purchased after the signing of this Agreement. The client will pay a total of seven hundred and eighty eight thousand four hundred U.S. dollars ($788,400.00) as the first deposit total of the Payment Schedule.

•

The Client shall pay the Company a second non-refundable deposit of forty three thousand eight hundred U.S. dollars ($43,800.00) for each POD5IVE container three (3) months prior to each individual container's arrival to the hosting site. This payment schedule will correlate with the estimated miner arrival schedule detailed above.

•

The Client shall pay the third and final remaining non-refundable hosting deposit of forty three thousand eight hundred U.S. dollars ($43,800.00) for each POD5IVE container one (1) month prior to each container’s arrival to its designated hosting site.